QuickLinks -- Click here to rapidly navigate through this document

Exhibit 99.1

NEWS RELEASE

For Immediate Release

Contact:	Mary Stuart	Emma Gonzalez
	Media Relations	Investor Relations
	(404) 841-4142	(404) 841-4130

SYNAVANT Announces a Global Restructuring

Simplified Structure More Focused on Leveraging Market Opportunities

ATLANTA, GA, August 16, 2001—SYNAVANT Inc, (Nasdaq:SNVT), the global pioneer of Pharmaceutical Relationship Management (PRM) solutions for the biopharmaceutical and healthcare industries, today announced that it has simplified its senior leadership structure and completed a preliminary review of its global structures and processes to optimize customer responsiveness and organizational effectiveness.

"In the 11 months since SYNAVANT's creation, we have made great strides in integrating our businesses, demonstrating the value of our unique solutions and service offerings, and becoming a strategic business partner to pharmaceutical companies worldwide," commented Wayne P. Yetter, SYNAVANT's Chairman and Chief Executive Officer. "While we have made progress that our clients and prospects have clearly recognized, we see greater opportunity to respond creatively to their needs with highly effective and comprehensive solutions and services. To realize this potential and to become more strategically aligned with our customers, we are restructuring the SYNAVANT organization. These changes will streamline our decision-making, maximize the deployment of our pharmaceutical customer expertise and improve operational effectiveness and efficiency. Every role and business process will be focused on creating customer value, from the front line sales and customer service representatives to senior management," Yetter concluded.

Yetter remains Chairman and Chief Executive Officer of SYNAVANT, assuming operational responsibility for the company, with all regional and functional heads reporting to him.

As a result of this restructuring, Ronald D. Brown, President and Loftus S. Lucas, Chief Operating Officer have left the company. This reduces the levels of executive management and results in the elimination of their positions.

"Since our spin-off almost a year ago, Ron and Lofty have both made a significant contribution to SYNAVANT's transition to a public company. They helped shaped the direction of our new company and understand fully the need for us to have a simplified structure, with shorter lines of communication and greater focus on customer responsiveness," said Yetter. I thank them for their tireless devotion to SYNAVANT and for the selfless way in which they have participated in our evaluation of the best structure moving forward. I wish them well in their futures as they pursue new challenges and opportunities," he added.

As a result of the global restructuring, SYNAVANT expects to incur a series of one-time pre-tax charges totaling between $8 million and $12 million. These charges relate to streamlining business processes and improving customer focus and responsiveness. This global restructuring creates the opportunity to reduce costs through a consolidation of office facilities and a reduction in personnel by approximately 6 percent to 8 percent worldwide. SYNAVANT expects 55 percent to 70 percent of the one-time charges will be incurred during the third and fourth quarters of 2001, with the remainder occurring during the first half of 2002. The company expects to save between $6 million and $9 million on an annual basis, with a minimal impact on 2001 results. Excluding the one-time charges, the company continues to expect full year revenue growth of 0 percent to 6 percent on a constant dollar, constant portfolio basis and pro forma EBITDA to be between minus $1.5 million and positive $3.5 million for 2001.

"In summary, we believe that this reorganization will have a positive effect on SYNAVANT's ability to respond to customer needs and to the large pipeline of customer opportunities that currently exists," said Craig Kussman, SYNAVANT's Executive Vice President and Chief Financial Officer.

About SYNAVANT

SYNAVANT Inc. guides biopharmaceutical and healthcare companies globally to greater business success by accelerating the adoption of advances in healthcare around the world. SYNAVANT accomplishes this by designing, building and supporting a wide range of knowledge-based solution sets, that bring together leading-edge technology, proven data management competence, a full range of specialist services and over 30 years of healthcare expertise. Its comprehensive, global solutions include Pharmaceutical Relationship Management (PRM) and eBusiness applications, interactive marketing, server and database management, dedicated local helpline support, training, telemarketing, sample management, and product-recall services. SYNAVANT Inc. is the company formed by the spin-off of the Strategic Technologies and Clark-O'Neill units from IMS HEALTH. SYNAVANT is headquartered in Atlanta, GA, USA and has offices in 23 countries. Additional information is available at http://www.synavant.com.

###

This news release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact are forward-looking, which can be identified by the use of words such as "may," "will," "expect," "anticipate," "estimate," "believe," "continue" or other similar words. Such forward-looking statements are based on management's current plans and expectations, and are subject to risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to: risks associated with operating on a global basis; the ability to identify, consummate and integrate acquisitions, alliances and ventures on satisfactory terms; the ability to develop new or advanced technologies, systems or products; the ability to successfully maintain historic effective tax rates; regulatory, legislative and enforcement initiatives; the ability to obtain future financing on satisfactory terms and consolidation of the pharmaceutical industry. These risks and uncertainties are not intended to be exhaustive and should be read in conjunction with other cautionary statements discussed in more detail in the Company's filings with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended.

QuickLinks

  Exhibit 99.1
NEWS RELEASE
Simplified Structure More Focused on Leveraging Market Opportunities